Exhibit 3(i).3


                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                              OF MOUNTAIN OIL, INC.

         Pursuant to the provisions of the Utah Revised Business Corporation Act, Utah Code Ann. ss.16-10a-101, et seq. (the "Act"), the individual named below causes these Articles of Amendment to the Articles of Incorporation of Mountain Oil, Inc., a Utah corporation to be delivered to the Utah Division of Corporations for filing and states as follows:

         1. The name of the corporation is Mountain Oil, Inc. (the
"Corporation").

         2. Article I of the Corporation's articles of incorporation is hereby amended to read in its entirety as follows:

                                    ARTICLE I
                                      NAME

         The name of the corporation is Dental Patient Care America, Inc.

         3. The amendment was adopted by the shareholders of the Corporation. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.


Adoption DATED: July 13, 2004.                  MOUNTAIN OIL, INC.


                                                By: /s/ Marlon Berrett
                                                   -----------------------------
                                                   Marlon Berrett, President